Exhibit 99.1

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
(210) 829-9138
dblythe@harte-hanks.com

Harte-Hanks Names Sloane Levy as Vice President, General Counsel and Secretary

Monday June 13, 5:00 pm ET

SAN ANTONIO—(BUSINESS WIRE)—June 13, 2005—Harte-Hanks, Inc. (NYSE:HHS - News) announced today that Sloane Levy has joined the company and will serve as Vice President, General Counsel and Secretary.

Levy was most recently Senior Vice President, General Counsel and Human Resources of Modem Media, Inc., an Internet marketing and advertising company, where she was instrumental in a number of significant events at that company, including and culminating in the sale of Modem Media to Digitas in 2004. Levy also served as a senior attorney and investor relations executive with Witco, an international chemical company.

Richard Hochhauser, president and chief executive officer, said, “Sloane has had a great deal of experience both in businesses similar to our core businesses, and in a variety of significant corporate events. We look forward to the insights and contributions she will bring to our Company.”

Levy earned her B.S. in Economics and Government from Clark University, Worcester, Massachusetts, and her J.D. from George Washington University National Law Center, Washington, D.C.

Levy is filling the position created by the departure of Steve Hacker, formerly Vice President, Legal and Secretary, who left the Company to return to the private practice of law.

Statements in this release concerning the Company’s business outlook or future financial performance and other statements that are not historical facts are “forward-looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

About Harte-Hanks

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,000 separate editions with circulation of approximately 12 million each week in California and Florida.

For more information, contact: Senior Vice President and Chief Financial Officer Dean Blythe, 210-829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com.